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                                                                   EXHIBIT 10.47

                               AMENDMENT NO. 1 TO

                        AMERICAN PHYSICIANS CAPITAL, INC.

                             STOCK COMPENSATION PLAN

     This Amendment No. 1 to the American Physicians Capital, Inc. Stock Compensation Plan (the "Plan") is made this 29th day of November, 2006 pursuant to Section 7.07(B) of the Plan following approval by the Board of Directors of American Physicians Capital, Inc. This Amendment No. 1 shall be effective as of the date hereof.

     1. Section 1.06 is amended by adding the following sentence at the end of such section:

          Shares which are tendered or withheld and canceled in connection with the payment of the purchase price and tax withholding obligation upon exercise of an Option pursuant to Section 2.04 shall in no event be available for future grants and awards under the Plan.

     2.   Section 2.04 is amended and restated in its entirety as follows:

          2.04 PAYMENT FOR OPTION SHARES. The purchase price for shares of Common Stock to be acquired upon exercise of an Option granted hereunder shall be paid in full (a) in cash or by personal check, bank draft or money order at the time of exercise, (b) if permitted by the Committee, by tendering shares of Common Stock that have been held at least six months, which are freely owned and held by the Participant independent of any restrictions, hypothecations or other encumbrances, duly endorsed for transfer (or with duly executed stock powers attached), and which have a Fair Market Value on such date equal to the purchase price of the shares to be acquired upon such exercise,
          (c) at the discretion of the Committee, as set forth in a Participant's Option Agreement, by delivery to the Company of a properly executed exercise notice, acceptable to the Company, together with irrevocable instructions to the Participant's broker to deliver to the Company sufficient cash to pay the exercise price and any applicable income and employment withholding taxes, in accordance with a written agreement between the Company and the brokerage firm, (d) by delivery to the Company of a properly executed exercise notice, acceptable to the Company, together with irrevocable instructions to the Company to withhold and cancel shares of Common Stock that would otherwise have been delivered upon such exercise having a Fair Market Value on such date equal to the purchase price of the total number of shares that would otherwise have been acquired upon such exercise if the purchase price had been paid in cash, or (e) in any combination of the above.

     3.   Section 7.06 is amended and restated in its entirety as follows:

          7.06 WITHHOLDING AND TAXES. The Company shall have the right to withhold from a Participant's compensation or require a Participant to remit sufficient funds to satisfy applicable withholding for income and employment taxes upon the exercise of an Option, or the lapse of the Restriction Period on a Restricted Stock Award, Restricted Stock Unit or satisfaction of the performance requirements relating to a Performance Award. A Participant may use any method by which the Participant is permitted to pay the exercise price of the Option to satisfy the withholding requirements related to the exercise of such Option.

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     IN WITNESS WHEREOF, American Physicians Capital, Inc. has caused this
Amendment No. 1 to be executed as of the day and year first above written.

AMERICAN PHYSICIANS CAPITAL, INC.


/s/ R. Kevin Clinton
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R. Kevin Clinton
President and Chief Executive Officer